Exhibit 5.1
November 26, 2012

Washington Federal, Inc.
425 Pike Street
Seattle, Washington 98101

Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

I am providing this opinion letter in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to an estimated 10,000,000 shares of the Company's common stock, $1.00 par value, (the "Shares") to be issued pursuant to the 2011 Washington Federal Incentive Plan (the "Plan").

In connection with this opinion, I have examined and relied upon copies of: (i) the Plan, (ii) the Registration Statement, (iii) the Company's Restated Articles of Incorporation, (iv) the Company's Bylaws, and (iv) the minute books and other records of corporate proceedings of the Company. I have also reviewed such matters of law as I deem necessary or appropriate.

In rendering this opinion, I assume the authenticity of all documents submitted to me as originals, the conformity of all documents submitted to me as copies to the original documents, and the authenticity of all such original documents. I also assume the legal capacity of all natural persons, the genuineness of all signatures, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to certain factual matters material to the opinion expressed herein, I am relying to the extent I deem proper upon representations, warranties, and statements of officers and other representatives of the Company. I express no opinion as to any law of any jurisdiction other than the corporation laws of the State of Washington and the federal laws of the United States of America.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is my opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and reserved for issuance and, when certificates for the Shares have been duly executed by the Company, countersigned by a transfer agent, duly registered by a registrar for the Shares and issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present corporation laws of the State of Washington or the federal laws of the United States of America change by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am a person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Leo L. Clarke

Senior Vice President and General Counsel